UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 18, 2011

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Stock Purchase Agreement with New Equity Investors

On March 22, 2011, LiveDeal, Inc. (the “Company”) and six new investors (the “Purchasers”) entered into a Stock Purchase Agreement (the “Agreement”), pursuant to which the Purchasers committed to purchase an aggregate of $150,000 worth of the Company’s common stock, $0.001 par value per share (“Common Stock”), over the next three months.

Under the terms of the Agreement, the Company agreed to sell, and each Purchaser is obligated to purchase by a specified date, Common Stock for an aggregate purchase price of $25,000.  The per share price is to be determined by adding (i) US$0.50 and (ii) the average closing price for the Common Stock as reported by the NASDAQ Capital Market for the 90-day period immediately preceding (but not including) the closing date of the applicable purchase.

Each Purchaser’s obligation to purchase shares by the date specified is conditioned upon, among other things, the representations and warranties of the Company contained in the Agreement being accurate as of such date.  The Company issued and sold the shares of Common Stock to each Purchaser in reliance on the exemption provided under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) thereunder.

The Agreement contains certain representations and warranties of the Purchasers and the Company, including customary investment-related representations provided by each Purchaser, as well as acknowledgements by such Purchaser that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws.  The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

The Company announced its entry into the Agreement in a press release issued on March 24, 2011, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01.	Other Events.

Annual Meeting of Stockholders Adjourned Due to Lack of Quorum; Rescheduled for April 22, 2011

On March 24, 2011, the Company also announced that its Annual Meeting of Stockholders, which was scheduled to be held at the Company’s corporate offices, located at 2490 East Sunset Road, Suite 100, Las Vegas, Nevada 89120, on Thursday, March 24, 2011, at 8:00 a.m. local time, was adjourned due to the lack of a quorum.  The Annual Meeting will now be held on Friday, April 22, 2011, at 8:00 a.m. local time, at the address set forth above.  The record date and agenda for the Annual Meeting have not changed.  Stockholders should refer to the Company’s definitive proxy statement, filed with the SEC on January 28, 2011 and mailed to stockholders the following week, for more information about the matters to be considered when the Annual Meeting resumes on April 22, 2011.

Timely Submission of Nasdaq Compliance Plan

As previously disclosed, on February 2, 2011, the Company received a letter from Nasdaq’s Listing Qualifications Department informing the Company of its failure to comply with Nasdaq Listing Rule 5550(a)(4), which requires that the Company have at least 500,000 publicly held shares for continued listing on the Nasdaq Capital Market.  In accordance with Listing Rule 5810(c)(2)(C), the Company was given a 45-day period (until March 19, 2011) to provide the Nasdaq staff with a specific plan to achieve and sustain compliance with all of the Nasdaq Capital Market listing requirements, including a time frame for the completion of the plan.  In accordance with the requirements set forth in Nasdaq’s letter, the Company submitted its compliance plan on March 18, 2011.  The plan includes several alternative strategies for regaining compliance with Listing Rule 5550(a)(4), including the issuance of additional shares of common stock in one or more private placement transactions, assuming a suitable investor can be identified.

After the Nasdaq staff reviews the Company’s plan, the staff will provide the Company with written notice of its decision.  If the Nasdaq staff rejects the Company’s plan, the Company will have the opportunity to appeal any resulting delisting determination or public reprimand letter to a Nasdaq hearings panel.  During the 45-day period described above, including any extension thereof, and the pendency of an appeal (if any), the Company’s common stock will continue to be traded on the Nasdaq Capital Market.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
99.1	Press release issued by LiveDeal, Inc. on March 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: March 24, 2011	/s/ Lawrence W. Tomsic
Lawrence W. Tomsic
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by LiveDeal, Inc. on March 24, 2011